Exhibit 10.1

AMENDMENT NO. 4 TO CREDIT AGREEMENT

This Amendment No. 4 to Credit Agreement dated as of September 26, 2008 (this “Amendment”) is entered into with reference to the Credit Agreement dated as of June 27, 2006, as amended by that certain Amendment No. 1 to Credit Agreement dated as of March 28, 2007, that certain Amendment No. 2 to Credit Agreement dated as of July 19, 2007, and that certain Amendment No. 3 to Credit Agreement dated as of March 28, 2008, among The McClatchy Company, as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent and the other Lenders party thereto (as so amended, the “Credit Agreement”).  Capitalized terms used in this Amendment and not otherwise defined herein are used with the meanings set forth for those terms in the Credit Agreement.

1. Amendments.  The Borrower and the Administrative Agent (acting with the consent of the Required Lenders) hereby agree to amend the Credit Agreement as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions thereto in appropriate alphabetical sequence:

““Amendment Date” means September 26, 2008.

““Amendment Disclosure Letter” means the Disclosure Letter of the Borrower to the Administrative Agent and the Lenders dated the Amendment Date.

““Available Investment Basket Amount” means $20,000,000 (if the Consolidated Total Leverage Ratio shall be greater than 5.0 to 1.0), or $40,000,000 (if the Consolidated Total Leverage Ratio shall be less than or equal to 5.0 to 1.0), less the cumulative amount used to make Investments constituting acquisitions under Section 7.10(g), and less the cumulative amount (net of any return of capital) used to make Investments under Section 7.10(i) and Section 7.10(n).  Where the Available Investment Basket Amount is being determined for purposes of Section 7.10(g) or Section 7.10(n), the Consolidated Total Leverage Ratio shall be determined on a pro forma basis with respect to the contemplated transaction using the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), except that Consolidated Indebtedness shall be calculated as of the date of such Investment, after giving pro forma effect thereto.

““Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations in accordance with GAAP).

““Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by Bank of America or any of its Affiliates or financial institutions that have at least an A1 rating from Moody’s or an A+ rating from S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

““Collateral Documents” means, collectively, the Security Agreement, each of the collateral assignments, Security Agreement Joinders, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Lenders.”

““Contingent Obligation Amount” means Indebtedness in an amount, not exceeding $75,000,000 in the aggregate at any time, representing contingent obligations of one or more Loan Parties under letters of credit issued with respect to the Borrower’s programs for workers’ compensation and insurance.”

““Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) Consolidated EBITDA for such fiscal year over (b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) principal repayments, to the extent actually made, of the Term A Loan pursuant to Section 2.05(b) and Section 2.07(a), (iii) all income taxes resulting from operations actually paid in cash by the Borrower and its Subsidiaries, (iv) Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year, (v) cash paid with respect to Investments (including acquisitions) permitted under Section 7.10, (vi) cash paid with respect to Restricted Payments permitted Section 7.09, (vii) the amount of any mandatory repayment of Indebtedness (other than Indebtedness under this Agreement) in connection with any Disposition, and (viii) the amount of any cash payments under retirement plans that is in excess of the amount accrued in determining Consolidated Net Income.”

““Excluded Asset” means any assets Disposed of pursuant to Section 7.03 to the extent that the Net Cash Proceeds of all Dispositions of such assets in the fiscal year in which such Disposition occurs shall be less than $5,000,000.”

““Excluded Issuance” by any Person means an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest), including purchases under an employee stock purchase program.”

““FIN 48” means interpretation no. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, issued by the Financial Accounting Standards Board.”

““Leveraged Partnership Disposition” has the meaning specified in Section 7.03(vi).”

““Non-Guarantor Subsidiary” means (i) any Subsidiary that is a CFC, (ii) any Subsidiary that is held directly or indirectly by a CFC, or (iii) any Subsidiary which (x) has assets with a book value of less than $5,000,000 in the aggregate, or (y) which, on a stand-alone basis, represented an aggregate amount less than $1,000,000 in the calculation Consolidated EBITDA for the preceding four fiscal quarters, provided that a Subsidiary may not qualify as a Non-Guarantor Subsidiary under this clause (iii) if, when taken together with all other Subsidiaries which do qualify as a Non-Guarantor Subsidiary under this clause (iii), it would (x) cause the aggregate book value of such Subsidiaries’ assets to exceed $50,000,000, or (y) represent an aggregate amount greater than $15,000,000 in the calculation Consolidated EBITDA for the preceding four fiscal quarters.”

““Qualified Bonds” means notes (including convertible notes) issued by the Borrower that are unsecured and not subject to any Guarantee from any Subsidiary.”

28599965.7 020904 1115P 03177401
17530939.13 04262717

““Reinvestment Asset” means any asset of the type described in Sections 7.03(iv) and 7.03(v) provided that substantially all of the Net Cash Proceeds realized in connection with the Disposition of such asset shall be reinvested in replacement assets of the same type within 270 days of the Disposition of the original asset.”

““Security Agreement” means the Security Agreement, dated as of the Amendment Date, by and among the Borrower, the Administrative Agent and the Guarantors party thereto.”

““Security Agreement Joinder” has the meaning specified in Annex 2 of the Security Agreement.”

““Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.”

(b) The definition of the term “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

““Applicable Rate” means, from time to time, the following rates per annum (expressed in basis points), determined by reference to the statement of Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Consolidated Total Leverage Ratio	Commitment Fee	Eurodollar Rate + Letters of Credit	Base Rate
< 4.50 to 1.00	50.0	200.0	100.0
> 4.50 to 1.00 but < 5.00 to 1.00	50.0	275.0	175.0
> 5.00 to 1.00 but < 6.00 to 1.00	50.0	350.0	250.0
> 6.00 to 1.00	50.0	425.0	325.0

; provided, however, that upon completion of the sale of the Miami Property, each of the Eurodollar Rates, Letter of Credit margins and Base Rates set forth above shall be reduced by 25.0 (illustratively, the Base Rate when the Consolidated Total Leverage Ratio was less than 4.50 to 1.00 would be 75.0).

If a Compliance Certificate setting forth the Consolidated Total Leverage Ratio shall not have been delivered to the Administrative Agent as required by Section 6.02(a), the “Applicable Rate” shall be the highest rate set forth in the foregoing grid until such Compliance Certificate is so delivered.”

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

(c) The definition of the term “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

““Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) the amount of equity-based compensation expense deducted in determining such Consolidated Net Income, (v) all non-cash restructuring charges for such period, (vi) all cash restructuring charges for such period, up to an aggregate amount of $100,000,000 for all periods (of which $25,408,000 may be incurred in the first two fiscal quarters of 2008, and the remaining $74,592,000 will be available for incurrence beginning with the third fiscal quarter of 2008) and (vii) other non-recurring or non-cash charges or non-cash losses (as determined in the reasonable discretion of the Administrative Agent in consultation with the Borrower) of the Borrower and its Subsidiaries reducing Consolidated Net Income for such period and minus (b) all non-recurring or non-cash gains or other non-recurring or non-cash items (as determined in the reasonable discretion of the Administrative Agent in consultation with the Borrower) increasing Consolidated Net Income for such period.  Upon the Disposition of a Business Unit, Consolidated EBITDA for the four fiscal quarter period during which the Disposition occurred shall be reduced by the Consolidated EBITDA for such four fiscal quarter period (if positive), or increased by the Consolidated EBITDA for such four fiscal quarter period (if negative), directly attributable to the Business Unit that was the subject of such Disposition using the same methodology as set forth in such Schedule 1.01 (as determined in the reasonable discretion of the Administrative Agent in consultation with Borrower).

(d) Clause (c) of the definition of the term “Consolidated Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows: “(c) all obligations arising under letters of credit (including standby), bankers’ acceptances, bank guaranties, surety bonds and other instruments, exclusive of any Contingent Obligations Amount”.

(e) The definition of the term “Consolidated Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended to add at the end thereof immediately prior to the period, “; provided, however, that “Indebtedness” shall exclude any Guarantee obligations resulting from the completion of a Leveraged Partnership Disposition, unless there shall exist a default under the obligations which are the subject of such Guarantee”.

(f) The definition of the term “Consolidated Interest Charges” in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

““Consolidated Interest Charges” means, for any period, the interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capital Lease Obligations that are allocable to interest expense (excluding any write offs of capitalized fees under (i) the Existing Credit Agreement, (ii) the KR Credit Agreement, and (iii) this Agreement and all amendments thereto), but excluding (x) all non-cash charges for the amortization of purchase price adjustments in connection with the Merger related to the Indebtedness of KR, and (y) any interest on tax reserves to the extent the Borrower has elected to treat such interest as an interest expense under FIN 48 since its adoption.  If a Disposition of a Business Unit occurs that results in an adjustment to the calculation of Consolidated EBITDA, then the interest expense for the four quarter period during which the Disposition occurred shall be reduced by the amount of interest expense attributable to the Loans prepaid as a result of such Disposition.”

(g) The definition of the term “Guarantors” in Section 1.01 of the Credit Agreement is hereby amended to delete the word “Material” where it appears in that definition.

(h) The definition of the term “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended to add “, the Collateral Documents” immediately after the words “this Agreement”.

(i) Section 2.05(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(b)           Mandatory.

(i)           Promptly upon receipt by the Borrower or any of its Subsidiaries of:

(A)           the Net Cash Proceeds received from the sale of the Miami Property, 100% of such Net Cash Proceeds shall be applied by the Borrower to prepay the Revolving Credit Facility and thereafter to the Term A Loans; or

(B)           the Net Cash Proceeds received from the Disposition of any assets (including without limitation, real property assets other than the Miami Property) other than Excluded Assets and Reinvestment Assets, 100% of such Net Cash Proceeds shall be applied by the Borrower to prepay the Term A Loans and thereafter to the Revolving Credit Facility.

Notwithstanding the foregoing, if any prepayment required under this Section 2.05(b)(i) would require the Borrower to prepay Revolving Credit Loans on other than the last day of an Interest Period and such prepayment would require the Borrower to compensate the Lenders under Section 3.05 by reason of such prepayment, then the Borrower may delay making the prepayment until the last day of the applicable Interest Period.

(ii)           Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), if the Consolidated Total Leverage Ratio as set forth on such Compliance Certificate is greater than 4.0 to 1.0, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 50% of Excess Cash Flow for the fiscal year covered by such financial statements (such prepayment to be applied as set forth below).

(iii)           On the date specified in Section 2.06(b)(i)(B), the Borrower shall prepay an amount sufficient to cause the Total Revolving Credit Outstandings to be less than or equal to the Revolving Credit Facility as reduced in accordance therewith.

(iv)           Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests (other than Excluded Issuances and any sales or issuances of Equity Interests to another Loan Party), the Borrower shall prepay an aggregate principal amount of Loans equal to 75% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth below).

(v)           Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth below).

(vi)           Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(vii)           Each prepayment of Loans pursuant to Section 2.05(b)(ii), Section 2.05(b)(iv), Section 2.05(b)(v) or Section 7.03(vi) shall be applied, first, to the Term A Facility and, second, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.05(b).

(j) Section 2.06(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)           Mandatory.

(i)           The Revolving Credit Facility shall be automatically and permanently reduced as follows:

(A)           upon the sale of the Miami Property, by $125,000,000 at the close of business on the date the prepayment required under Section 2.05(b)(i)(A) is made;

(B)           by $25,000,000 at the close of business on December 31, 2009; and

(C)           at the close of business on the date any prepayment of the Revolving Credit Facility is required to be made under clauses (i), (ii), (iv), (v) or (vii) of Section 2.05(b), by the amount of any such required repayment.

(ii)           If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.”

(k) Section 2.06(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(d)           Reduction of Revolving Credit Commitments.  On September 30, 2008, the Revolving Credit Facility shall be reduced by $25,000,000 to $600,000,000.”

(l)   Section 2.10 of the Credit Agreement is hereby amended by inserting “(a)” before the first paragraph thereof and adding a new paragraph thereafter reading in its entirety as follows:

“(b)  If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.”

(m) Section 2.14 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 2.14  [Intentionally Omitted].”

(n) There shall be added to the Credit Agreement a new Section 4.02(d) reading in its entirety as follows:

“(d)           After giving effect to such proposed Credit Extension, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.07.  In the calculation of such pro forma compliance, the Borrower shall use the Consolidated EBITDA from the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) and the Consolidated Indebtedness as of the date of such proposed Credit Extension, after giving pro forma effect to such Credit Extension.”

(o) The final sentence of Section 4.02 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.”

(p) There shall be added to the Credit Agreement a new Section 5.05(d) reading in its entirety as follows:

“(d)           Since the later of (i) date of the quarterly financial statements for the fiscal quarter ended June 29, 2008, and (ii) the date of the most recent audited financial statements delivered pursuant to Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.”

(q) Section 5.08 of the Credit Agreement is hereby amended to add the words “or created pursuant to any Loan Document” immediately prior to the end thereof.

(r) There shall be added to the Credit Agreement a new Section 5.17 reading in its entirety as follows:

“5.17                      Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.”

(s) Section 6.02(a) of the Credit Agreement is hereby amended by adding the following immediately prior to the end thereof:

“and within five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a), if the Consolidated Total Leverage Ratio as set forth in the Compliance Certificate as of the relevant fiscal year end is greater than 4.0 to 1.0, a computation of Excess Cash Flow for such fiscal year signed by a Responsible Officer of the Borrower.”

(t) Section 6.03(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(e)  of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(i), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), or (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(v); and”

(u) Section 6.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“6.12 Covenant to Guarantee Obligations and Give Security.  Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any Non-Guarantor Subsidiary) by any Loan Party, or any Non-Guarantor Subsidiary no longer meeting the requirements of the definition thereof, the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such formation or acquisition (or such longer period agreed to by the Administrative Agent), or change in status, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent (x) a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the Borrower’s Obligations under the Loan Documents and (y) a joinder to the Security Agreement in the form attached thereto, and

(ii) within 30 days after such formation or acquisition (or such longer period agreed to by the Administrative Agent), deliver to the Administrative Agent, (i) an incumbency certificate issued by the secretary or assistant secretary of such Guarantor, certifying as to the authority of the person executing such Guaranty on behalf of such Guarantor, (ii) a copy of a resolution from the board of directors of such Guarantor authorizing execution and delivery of such Guaranty, and (iii) a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

At any time upon request of the Administrative Agent, the Borrower shall, and shall cause each relevant Subsidiary to, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens under the Collateral Documents.”

(v) Section 7.01(p) of the Credit Agreement is hereby amended by replacing the number “$50,000,000” with the number “$25,000,000”.

(w) Section 7.01(q) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:  “(q) [Intentionally Omitted]”.

(x) Section 7.02 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“7.02                      Indebtedness.  The Borrower shall not, and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents, including any Guaranty of the Obligations issued by any Subsidiary;

(b)           Indebtedness outstanding on the Amendment Date and listed on Schedule 7.02 to the Amendment Disclosure Letter and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)           unsecured Indebtedness of the Borrower (and which may be guaranteed by Subsidiaries), at any time outstanding in an aggregate principal amount not to exceed $200,000,000, to be used for (i) any general corporate purposes, or (ii) any Early Retirement or refinancing or exchange of the Borrower’s 7.125% Notes due June 1, 2011 or its Later Maturity Public Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing or exchange offer, and such payment is otherwise permitted under Section 7.09(h) of this Agreement;

(d)           Indebtedness pursuant to Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e)           Indebtedness incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and including any such Indebtedness incurred for such purpose within 90 days after such acquisition or completion of construction or improvement, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f)           (i) Indebtedness of the Borrower and its Subsidiaries to the Borrower or its Subsidiaries outstanding on the Amendment Date, (ii) Indebtedness of a Loan Party to another Loan Party, (iii) Indebtedness of a Loan Party to a Subsidiary of the Borrower that is not a Loan Party, and (iv) Indebtedness of Subsidiaries of the Borrower that are not Loan Parties to a Loan Party that would be permitted under clause (iv) of Section 7.10(c);

(g)           Guarantees by the Borrower or its Subsidiaries of Indebtedness otherwise permitted under this Section 7.02;

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence; and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days of its incurrence;

(i)           Indebtedness of a Subsidiary acquired after the date of this Agreement or a corporation merged into or consolidated with the Borrower or any Subsidiary after the Agreement and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus any accrued and unpaid interest and redemption premium paid plus other reasonable amounts, including fees and expenses reasonably incurred in connection with any such extension, renewal or replacement); provided that the aggregate amount of all such Indebtedness does not at any time exceed an amount at any time outstanding in excess of $10,000,000;

(j)           Indebtedness incurred or arising in connection with the matters described in Sections 7.01(g), (h) and (j); and

(k)           other unsecured Indebtedness of Borrower in an amount not to exceed $10,000,000.

(y) Section 7.03 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“7.03                      Fundamental Changes, Dispositions.  The Borrower shall not, nor shall it permit any Subsidiary to merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or make any Disposition or enter into any agreement to make any Disposition, except that:

(i)           any Subsidiary may merge with (A) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (B) any other Subsidiary that is a Loan Party, provided that when any Subsidiary is merging with a Loan Party, such Loan Party shall be the continuing or surviving Person, or (C) if such Subsidiary is not a Loan Party, any Subsidiary that is not a Loan Party;

(ii)           any Loan Party other than the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(iii)           any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to the Borrower or any of its Subsidiaries;

(iv)           the Borrower or any of its Subsidiaries may make Dispositions of inventory and of obsolete, unneeded or worn out property, whether now owned or hereafter acquired, and may grant licenses of intellectual property, in each case in the ordinary course of business;

(v)           the Borrower or any of its Subsidiaries may make Dispositions (i) of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, and (ii) of newspaper assets (including one or more Subsidiaries) to the extent exchanged for other newspaper assets (including any Person that becomes a Subsidiary as a result of such exchange) so long as, after giving effect thereto, the portion of Consolidated EBITDA attributable to such Disposed assets, when added to that portion of Consolidated EBITDA attributable to all other assets Disposed of in reliance on this subsection (v), does not exceed 20% of Consolidated EBITDA as set forth in the most recent financial information delivered to the Administrative Agent pursuant to Section 6.01(a) or (b);

(vi)           the Borrower or any of its Subsidiaries may enter into one or more leveraged partnerships in connection with a Disposition of property made for fair market value and on terms satisfactory to the Administrative Agent (a “Leveraged Partnership Disposition”), provided that (i) 100% of the Net Cash Proceeds shall be used to prepay the Loans (such amount to be allocated in accordance with the priority set forth in Section 2.05(b)(vi)), and (ii) the Borrower shall have received the prior written consent of the Administrative Agent to its entry into such transaction and the execution and delivery of the definitive documentation in connection therewith;

(vii)           other Dispositions so long as (w) no Default or Event of Default exists or would result therefrom, (x) after giving pro forma effect to such transaction, the Borrower shall be in compliance with the covenants in Section 7.07, (y) such Disposition shall be (A) for fair market value and (B)at least 75% of the proceeds thereof shall be in cash or Cash Equivalents, and (z) all Net Cash Proceeds therefrom shall be applied as set forth in Section 2.05(b)(i); provided Dispositions for consideration having a value of up to $7,500,000 in any fiscal year may be under taken without satisfying the requirement in clause (B) above so long as the Net Cash Proceeds of the liquidation of any such consideration is applied as set forth in Section 2.05(b)(i); and

(viii) Dispositions in connection with a joint production arrangement of equipment to a joint venture entity in exchange for Equity Interests in or Indebtedness of the joint venture entity so long as within 10 days after such Disposition (or such longer period agreed to by the Administrative Agent), the Borrower’s or the applicable Subsidiary’s Equity Interests or Indebtedness in such entity are pledged to the Administrative Agent.”

(z) Section 7.07(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)           Consolidated Interest Coverage Ratio.  The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 3.00 to 1.00 from the Closing Date through July 1, 2007; 2.75 to 1.00 from September 30, 2007 through June 29, 2008; 2.25 to 1.00 from September 28, 2008 through December 28, 2008; and 2.00 to 1.00 from and after March 29, 2009.”

(aa) Section 7.07(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)           Consolidated Total Leverage Ratio.  The Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than 6.25 to 1.00 from September 28, 2008 through December 28, 2008; 7.00 to 1.00 from March 29, 2009 through September 26, 2010; and 6.25 to 1.00 from and after December 26, 2010; provided, however, that upon completion of the sale of the Miami Property, the numerator of each of the foregoing ratios shall be reduced by 0.25 (illustratively, the ratio from September 28, 2008 through December 28, 2008 would drop to 6.00 to 1.00).”

(bb) Section 7.09(g) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(g)           the Borrower may make any payment at the maturity of, or any payment constituting an Early Retirement of, its 9.875% Debentures due April 15, 2009;”

(cc) Section 7.09(h) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(h)           the Borrower may make any payment at the maturity of, or any payment constituting an Early Retirement of, its 7.125% Notes due June 1, 2011 or its Later Maturity Public Indebtedness, so long as such payment is funded solely from: (a) Qualified Bonds or (b) from Indebtedness permitted under Section 7.02(c);”

(dd) Section 7.09(i) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(i)           the Borrower may declare and pay cash dividends to its stockholders

(A) in an amount not to exceed $8,000,000 that is paid in the fiscal quarter ending December 28, 2008,

(B) in amounts not to exceed $8,000,000 paid in the fiscal quarter ending March 29, 2009 and $8,000,000 paid in the fiscal quarter ending June 28, 2009,

(C) beginning with the fiscal quarter ending September 27, 2009 and during each fiscal quarter thereafter,

(1) in an amount not to exceed $8,000,000 during such fiscal quarter, if such dividend is declared at a time when the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) or (b), adjusted to give effect to the actual amount of Consolidated Indebtedness on the date of such declaration, is less than 5.0 to 1.0 but greater than or equal to 4.0 to 1.0, or

(2) in an amount not to exceed $12,000,000 in the aggregate during such fiscal quarter, if such dividend is declared at a time when the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) or (b), adjusted to give effect to the actual amount of Consolidated Indebtedness on the date of such declaration, is less than 4.0 to 1.0;”

(ee) Section 7.09(j) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(j)           the Borrower may (i) declare or pay additional cash dividends to its stockholders in excess of the dividends permitted under Section 7.09(i), (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it and (iii) make any payment constituting an Early Retirement of its 7.125% Notes due June 1, 2011 or Later Maturity Public Indebtedness that is not otherwise permitted under Section 7.09(h), if after giving effect thereto (A) the aggregate amount of such dividends, purchases, redemptions, acquisitions or Early Retirements under clauses (i), (ii) and (iii) paid or made after September 15, 2008 would be less than $50,000,000, and (B) the amount of Consolidated Indebtedness of the Borrower would not cause the Consolidated Total Leverage Ratio to equal or exceed 4.00 to 1.00 calculated using the Consolidated EBITDA of the Borrower as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).”

(ff) There shall be added to the Credit Agreement a new Section 7.10 reading in its entirety as follows:

“7.10                      Investments.  The Borrower shall not, nor shall it permit any Subsidiary to make or hold any Investments, except:

(a)           Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents or Investments that were Cash Equivalents when made;

(b)           advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Amendment Date, (ii) additional Investments by the Borrower and its Subsidiaries in the Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) additional investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount outstanding at any time of $5,000,000;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees of ordinary course obligations of Subsidiaries of the Borrower that do not constitute Indebtedness and Guarantees permitted by Section 7.02;

(f)           Investments existing on the Amendment Date and set forth on Schedule 7.10 to the Amendment Disclosure Letter;

(g)           the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.10(g):

(i)           any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii)           the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business, or reasonably related or incidental thereto, as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii)           such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv)           the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof measured at the time of execution of the acquisition agreement, the reasonably estimated amount of earnouts and other contingent payment obligations to, and the aggregate cash amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, and all assumptions of Indebtedness) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.10(g), shall not exceed the Available Investment Basket Amount; and

(v)           (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.07, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby.

 (h)           any Investment by a Loan Party resulting from the completion of a Leveraged Partnership Disposition;

(i)           any Investment received as non-cash consideration from a Disposition permitted under Section 7.03;

(j)           Investments consisting of pledges and deposits permitted by Section 7.01(g) and (h);

(k)           Investments of any Person that becomes a Subsidiary after the Amendment Date; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(l)           Investments pursuant to Swap Contracts permitted by Section 7.02(d);

(m)           Investments consisting of acquisitions of newspaper assets (including Investments in any Person that becomes a Subsidiary) in an exchange permitted under Section 7.03(v) and any Investment received in a transaction described in Section 7.03(viii); and

(n)           additional Investments in an amount not to exceed the Available Investment Basket so long as within 10 days after such Investment (or such longer period agreed to by the Administrative Agent), the Borrower’s or the applicable Subsidiary’s interests in such Investment are pledged to the Administrative Agent.

(gg) There shall be added to the Credit Agreement a new Section 7.11 reading in its entirety as follows:

“7.11                      Amendments of Organization Documents.  The Borrower shall not, nor shall it permit any Subsidiary to amend any of its Organization Documents in a manner that is adverse to the Lenders.

(hh) There shall be added to the Credit Agreement a new Section 7.12 reading in its entirety as follows:

“7.12                      Accounting Changes.  The Borrower shall not, nor shall it permit any Subsidiary to make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

(ii) Section 8.01(h) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order and such enforcement remains unstayed or such judgment remains unsatisfied for a period of 10 days, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or such judgment is unsatisfied”

(jj) There shall be added to the Credit Agreement a new Section 8.01(l) reading in its entirety as follows:

“(l)           Collateral Documents.  Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby.

(kk) There shall be added to the Credit Agreement a new Section 8.01(m) reading in its entirety as follows:

“(m)                      Subordination.  (i)  The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.”

(ll) Section 9.01 of the Credit is hereby amended by inserting “(a)” before the first paragraph thereof and adding a new paragraph thereafter reading in its entirety as follows:

“(b)  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.”

(mm) There shall be added to the Credit Agreement a new Section 10.01(j) reading in its entirety as follows:

“(j)  release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender;”

(nn) There shall be added to Section 10.03 of the Credit Agreement a new paragraph reading in its entirety as follows:

“Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.03 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations to the Lenders or their Affiliates arising under treasury or cash management agreements and Swap Contracts unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable treasury or cash management Lender or swap counterparty, as the case may be.”

(oo) Exhibit A to the Credit Agreement (Form of Committed Loan Notice) is hereby replaced with the form attached as Annex I to this Amendment.

(pp) Exhibit B to the Credit Agreement (Form of Swing Loan Notice) is hereby replaced with the form attached as Annex II to this Amendment.

(qq) Exhibit D to the Credit Agreement (Form of Compliance Certificate) is hereby replaced with the form attached as Annex III to this Amendment.

2. Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon the receipt by the Administrative Agent of:

(a) counterparts of this Amendment executed by the Borrower;

(b) written consents hereto executed by the Required Lenders in substantially the form of Exhibit A attached hereto;

(c) receipt by the Administrative Agent of amendment fees in an amount equal to 0.50% of the aggregate principal amount of Loans, L/C Obligations and unfunded Commitments (based, in each case, on a $600,000,000 Revolving Credit Facility) held by Lenders that shall have executed and returned written consents in substantially the form of Exhibit A attached hereto to Mayer Brown LLP by 12:00 noon (Eastern Time) on September 26, 2008 (which fees shall be distributed by the Administrative Agent ratably among such consenting Lenders);

(d) receipt by the Administrative Agent of:

(i) an Amended and Restated Guaranty, substantially in the form of Exhibit G to the Credit Agreement, from each Subsidiary of the Borrower, other than those that qualify as a Non-Guarantor Subsidiary; and

(ii) an executed counterpart of the Security Agreement,

together with (i) an incumbency certificate issued by the secretary or assistant secretary, certifying as to the authority of the person executing such Guaranty on behalf of such Guarantor, the Security Agreement, as applicable, (ii) a copy of a resolution from the board of directors of such Guarantor authorizing execution and delivery of such Guaranty, (iii) a copy of a resolution from the board of directors of the Borrower authorizing execution and delivery of the Security Agreement, (iv) proper financing statements in a form acceptable to the Administrative Agent and appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, (iv) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, (v) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken, and (vi) a signed copy of a favorable opinions, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request;

(e) receipt by the Administrative Agent of the Amendment Disclosure Letter executed by the Borrower; and

(f) receipt by the Administrative Agent of all fees and expenses payable to it and its special counsel in connection with this Amendment;

3. Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders that, as of the date of this Amendment, (i) no Default has occurred and remains continuing, and (ii) the representations and warranties contained in Article V of the Credit Agreement, as amended hereby, and each other Loan Document or which are contained in any document furnished at any time under or in connection with the Credit Agreement are true and correct as if made on the date hereof, except for representations and warranties which expressly speak as of a particular date, in which case they shall be true and correct as of such earlier date and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

4. Confirmation.  In all other respects, the terms of the Credit Agreement and the other Loan Documents are hereby confirmed.

5. Counterparts.  This Amendment may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Borrower and the Administrative Agent have executed this Amendment as of the date first written above by their duly authorized representatives.

THE McCLATCHY COMPANY

By:  /s/ Patrick J. Talamantes
                                Name: Patrick J. Talamantes
Title: VP-Finance, CFO & Asst. Secretary

BANK OF AMERICA, N.A., as Administrative Agent

By:  /s/ Ken Puro
Name:  Ken Puro
Title:  Vice President

[Exhibit A to Amendment]

CONSENT OF LENDER

This Consent of Lender is delivered by the undersigned Lender to Bank of America, N.A., as Administrative Agent, with reference to the Credit Agreement dated as of June 27, 2006 (the “Credit Agreement”), among The McClatchy Company, as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent and the other Lenders party thereto (the “Credit Agreement”).  Capitalized terms used herein are used with the meanings set forth for those terms in the Credit Agreement.

The undersigned is a party to the Credit Agreement and hereby consents to the execution and delivery of the proposed Amendment No. 4 to Credit Agreement by the Administrative Agent on behalf of the Lenders party to the Credit Agreement, substantially in the form of the draft presented to the undersigned.

[Name of Lender]

By:
Title:

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  ___________, _____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 27, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among The McClatchy Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

A Borrowing of Committed Loans	A conversion or continuation of Loans

1.	On	(a Business Day).

2.	In the amount of $	.

3.	The Loans requested shall be [Revolving Credit Loans] [Term A Loans].

4.	Comprised of	.

[Type of Committed Loan requested]

5.	For Eurodollar Rate Loans: with an Interest Period of	months.

[The Committed Borrowing of Revolving Credit Loans requested herein complies with the proviso to the first sentence of Section 2.01(c) of the Agreement.]

Without limitation of its undertakings in Section 4.02 of the Agreement, the undersigned confirms that the representation in Section 5.16 of the Agreement is true and correct as of the date of this notice, and will be true and correct as of the date set forth at 1 above.

   THE MCCLATCHY COMPANY

         By:
                                              Name:
            Title:

                          Form of Committed Loan Notice
A-

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:  ___________, _____

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 27, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among The McClatchy Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On _______ (a Business Day).

2.	In the amount of $____________.

3.	Comprised of IBOR Rate Loans.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

Without limitation of its undertakings in Section 4.02 of the Agreement, the undersigned confirms that the representation in Section 5.16 of the Agreement is true and correct as of the date of this notice, and will be true and correct as of the date set forth at 1 above.

            THE MCCLATCHY COMPANY

            By:
            Name:
            Title:

Form of Committed Loan Notice
B-1